Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

F-3 333-222022

S-8 333-197023

S-8 333-179967

S-8 333-174641

S-8 333-171227

S-8 333-160220

S-8 333-130558

S-8 333-153673

S-8 333-120980

S-8 333-115726

S-8 333-85208

of our reports dated 13 February 2020, with respect to the consolidated financial statements of The Royal Bank of Scotland Group plc (the “Group”) and the effectiveness of internal control over financial reporting of the Group, included in this Annual Report (Form 20-F) of the Group for the year ended 31 December 2019.

/s/ Ernst & Young LLP

London, United Kingdom

27 February 2020